Exhibit 5.2

SIMPSON THACHER & BARTLETT LLP

AMERICAN LAWYERS

ICBC TOWER, 35TH FLOOR

3 GARDEN ROAD

HONG KONG

(852) 2514-7600

FACSIMILE: (852) 2869-7694

August 11, 2008

China Medical Technologies, Inc.

No. 24 Yong Chang North Road

Beijing Economic-Technological Development Area

Beijing 100176

People’s Republic of China

Ladies and Gentlemen:

We have acted as United States counsel to China Medical Technologies, Inc., an exempted company incorporated with limited liability under the law of the Cayman Islands (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company for issue and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of one or more series of debt securities (the “Debt Securities”). The Debt Securities will be issued under an indenture dated as of August 11, 2008, between the Company and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented and amended from time to time (the “Indenture”).

Leiming Chen	Philip M.J. Culhane	Chris Lin	Patrick J. Naughton	Jin Hyuk Park	Youngjin Sohn
Resident Partners
Admitted in New York

NEW YORK	LOS ANGELES	PALO ALTO	WASHINGTON, D.C.	BEIJING	LONDON	TOKYO

SIMPSON THACHER & BARTLETT LLP IS A REGISTERED LIMITED LIABILITY PARTNERSHIP ESTABLISHED UNDER THE LAWS OF THE

STATE OF NEW YORK. THE PERSONAL LIABILITY OF OUR PARTNERS IS LIMITED TO THE EXTENT PROVIDED IN SUCH LAWS.

ADDITIONAL INFORMATION IS AVAILABLE UPON REQUEST OR AT WWW.SIMPSONTHACHER.COM

SIMPSON THACHER & BARTLETT LLP	— 2 —	AUGUST 11, 2008

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

We have also assumed that (i) the Company is validly existing as an exempted company and is in good standing under the law of the Cayman Islands, (2) the Company has duly authorized, executed and delivered the Indenture and the Debt Securities in accordance with its memorandum and articles of association and the law of the Cayman Islands, (3) the execution, delivery and performance by the Company of the Indenture and the Debt Securities do not and will not violate the law of the Cayman Islands or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States) and (4) the execution, delivery and performance by the Company of the Indenture and the Debt Securities do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company. In addition, we have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming, when the specific terms of any particular series of Debt Securities have been duly established in accordance with the Indenture and applicable law, (a) the taking of all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters by the Company’s Board of Directors or duly authorized officers of the Company (such Board of Directors or authorized officers being referred to herein as the “Board”) and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the Indenture and such

SIMPSON THACHER & BARTLETT LLP	— 3 —	AUGUST 11, 2008

agreement, the Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Validity of Securities” in the Prospectus included in the Registration Statement.

SIMPSON THACHER & BARTLETT LLP	— 4 —	AUGUST 11, 2008

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP